Second Amendment to Geodyne
         Institutional/Pension Energy Income P-1 Limited Partnership
            Amended and Restated Agreement of Limited Partnership


     This Second Amendment to Geodyne Institutional/Pension Energy Income P-1 Limited Partnership (the "Partnership") Amended and Restated Agreement of
Limited Partnership is entered into by and between Geodyne Properties, Inc. ("Properties"), a Delaware corporation, as General Partner, Geodyne Institutional Depositary Company ("Depositary"), a Delaware corporation, as the Limited Partner, and all Substituted Limited Partners admitted to the Partnership.


     WHEREAS, on March 16, 1988, Properties and Depositary executed and entered into that certain PaineWebber/Geodyne Institutional/Pension Energy Income P-1 Limited Partnership Agreement of Limited Partnership (the "Agreement"); and


     WHEREAS, on October 25, 1988, Properties and Depositary executed and entered into that certain PaineWebber/Geodyne Institutional/Pension Energy Income P-1 Limited Partnership Amended and Restated Agreement of Limited Partnership (the "Amended and Restated Agreement"); and


     WHEREAS, on March 3, 1993, Properties executed and entered into that certain First Amendment to said Amended and Restated Agreement whereby it changed (i) the name of the Partnership from "PaineWebber/Geodyne Institutional/Pension Energy Income P-1 Limited Partnership" to "Geodyne Institutional/Pension Energy Income P-1 Limited Partnership", (ii) the address of the Partnership's principal place of business, and (iii) the address for the Partnership's agent for service of process; and


     WHEREAS, Section 11.1 of the Amended and Restated Agreement provides that the General Partner may, without prior notice or consent of any Unit Holder, amend any provision of this Agreement if, in its opinion, such amendment does not have a material adverse effect upon the Unit Holders; and


     WHEREAS, Properties as General Partner desires to amend the Amended and Restated Agreement in order to (i) expedite the method of accepting transfers of Unit Holders' Units in the Partnership and (ii) provide for an optional right of repurchase/redemption which may be exercised by the Unit Holders.

     NOW,  THEREFORE,   in  consideration  of  the  covenants,   conditions  and
agreements herein contained, the parties hereto hereby agree as follows:



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I.     The third  sentence  contained  in  Section 7.3  of the  Agreement  is hereby amended and restated as follows:

            Unit Holders becoming Substituted Limited Partners will be admitted to the Limited Partnership monthly.


II. The second sentence contained in Section 7.3 of the Agreement, which sentence required the payment by Unit Holders of a fee (not to exceed $100) for legal and administrative costs associated with the transfer of a Limited Partnership Unit, is hereby deleted.


III. The first sentence contained in Section 8.1E of the Agreement is hereby amended and restated as follows:

            Unless otherwise provided by the General Partner, any sale, assignment or transfer of a Substituted Limited Partner's Interest shall be recognized by the Limited Partnership as of the first business day of the month following the approval of such assignment or transfer by the General Partner.


IV. The second sentence contained in Section 8.1E of the Agreement referring to quarterly approvals of transfers is hereby deleted.


V. Section 8.2B(iii) of the Agreement, which section required the payment of a fee (not to exceed $50) for expenses associated with the General Partner's acceptance of a Substituted Limited Partner is hereby deleted.


VI. Section 8.2(D) of the Agreement is hereby amended and restated as follows:

            The General Partner shall amend the Agreement at least once each month if necessary to effect the substitution of Substituted Limited Partners.


VII. The last sentence of Section 8.3(A) of the Agreement is hereby amended to reflect the deletion of the reference to a transfer fee.


VIII. The Agreement is hereby amended to provide for a new Article Fifteen. Said Article Fifteen is hereby stated as follows:




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                                 Article Fifteen

                   Optional Repurchase/Redemption Provisions

            Section 15.1.  Optional Repurchase Right.
            ----------------------------------------

            Any Unit Holder or Substituted Limited Partner shall have the right, at his option, to present his Units to the General Partner or its designated Affiliate for repurchase on the basis set forth in this Article Fifteen.

                Section 15.2.  Procedure for Repurchase.
                ---------------------------------------

            A. As of December 31, 1992 and annually thereafter (the "Appraisal Date") the General Partner shall appraise the Proved Reserves and other assets of the Partnership pursuant to the provisions set forth herein and shall assign a repurchase price (the "Repurchase Price") to the Unit Holders' Units in the Partnership in accordance with the provisions set forth herein.

            B. In arriving at the Repurchase Price, the General Partner shall consider those factors deemed relevant by it including, without limitation, the following:

            (i)        the   present   value  of  the   estimated
                       future   net    revenues    of   the   NPI
                       Partnership's       Proved       Reserves,
                       calculated as described below; and

            (ii) the book value of all other Partnership assets and liabilities.

            Section   15.3.   Calculation   of   Present   Value   of   the
            -----------------------------------------------------------------
      Partnership's Estimated Future Net Revenues.
      -------------------------------------------

            In  calculating  the present  value of the  Partnership's  Estimated
      Future Net Revenues the General Partner shall use the petroleum engineering reports and other petroleum reserve information required to be furnished to the Unit Holders pursuant to Section 10.4C of the Agreement.

            Future gross revenues expected to be derived from the production and sale of the Proved Reserves attributable to the NPI Partnership's Net Profits Interests and Royalties shall be estimated using either (i) escalations of future sales prices of Hydrocarbons supplied by the General Partner (the "Escalated Case") or (ii) sales prices of Hydrocarbons provided by Regulation S-X adopted by the Securities and Exchange Commission (the "SEC Case"), as the General Partner may determine in its sole discretion.

            Future net revenues shall be calculated by deducting anticipated expenses (using either (i) escalations of future costs supplied by the General Partner if the General Partner adopted the Escalated Case with respect to future sales prices of Hydrocarbons or (ii) constant future costs if the General Partner adopted the SEC Case with respect to future sales prices of Hydrocarbons) from estimated future gross revenues.



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            The present value of the future net revenues  shall be calculated by discounting the estimated future net revenues at either 10% (if the General Partner employed future pricing criteria in accordance with the SEC Case) or that rate per annum which is one percentage point higher than the prime rate of interest of The Chase Manhattan Bank, N.A. or any successor bank, as of the Appraisal Date (if the General Partner employed pricing criteria in accordance with the Escalated Case, provided, however, that such discount rate will not exceed 18% per annum and will be no less than 10% per annum).

       Section 15.4.  Risk Reduction.
       -----------------------------

            In determining the Repurchase Price for Unit Holders pursuant to this Article Fifteen, the present value of the Partnership's Proved Developed Producing Reserves shall be reduced by 25% for risk and the present value of all other categories of Proved Reserves shall be reduced by 35% for risk. The risk reductions shall be subject to upward or downward adjustment by the General Partner if, during the period between the Appraisal Date and the Effective Date (as defined in Section 15.5), there has been a material increase or decrease in the current price of oil or gas or in the estimated amount of the Partnership's Proved Reserves.

       Section 15.5.  Tender Procedure.
       -------------------------------

            Upon completion of the appraisal of the Partnership's assets as of the Appraisal Date, the General Partner shall notify each Unit Holder of the Repurchase Price and his proportionate share thereof and either the General Partner or one of its Affiliates will offer to purchase such Unit Holder's Units in exchange for such Unit Holder's proportionate share of the Repurchase Price (a "Repurchase Offer"). Any Unit Holder desiring to do so may accept such Repurchase Offer by notifying the General Partner of his election. Unit Holders so notifying the General Partner shall be referred to herein as "Electing Unit Holders". The General Partner or its designated Affiliate shall thereupon promptly pay to each Electing Unit Holder, his proper share of the Repurchase Price, calculated as herein set forth, within 30 days from the date which a properly drawn assignment of such Electing Unit Holder's interest, free and clear of all liens and encumbrances, is tendered to and accepted by the General Partner or its designated Affiliate (the "Effective Date"). Upon the acquisition of an Electing Unit Holder's Units, the General Partner or its designated Affiliate shall, as of the Effective Date of such acquisition, succeed to all the rights and obligations attributable to such interest.

            Section 15.6.  Monthly Adjustment to Repurchase Price.
            -----------------------------------------------------

            The Repurchase Price shall be recalculated monthly with the Repurchase Price being reduced by the amount of any cash distributions to Unit Holders during the period from the Appraisal Date to the date of the payment of the Repurchase Price and shall otherwise be adjusted to reflect the effect of



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      material  operations during such period,  including a material increase or decrease in the current price of oil or gas or in the estimated amount of the Partnership's Proved Reserves. In the event the Repurchase Price is adjusted for any reason other than to reflect the payment of cash distributions, the General Partner shall provide written notification of such adjustment to the Unit Holders at least ten (10) business days prior to acceptance of Units for purchase.

       Section 15.7.  Limitation on Units Repurchased.
       ----------------------------------------------

            A. At the sole discretion of the General Partner, the General Partner or its designated Affiliate may either (i) limit the time period in which it will accept tendered Units for repurchase or (ii) limit the amount of Units to be accepted for repurchase; provided, however, that in any event the annual repurchase offer will (i) remain open for at least thirty (30) days, (ii) the General Partner or its designated Affiliate will offer to annually repurchase (and will purchase validly presented Units) at least 10% of the outstanding Units of the Partnership. In the event the General Partner or its designated Affiliate imposes a limitation, the General Partner will either (i) specify such limitation(s) in the annual Repurchase Offer mailed to the Unit Holders or (ii) provide all Unit Holders with written notification of such limitation(s) at least thirty (30) days prior to the effective date of any such limitation(s).

            B. In the event the General Partner imposes a limitation upon the number of Units to be repurchased in the Partnership, and the amount of Units tendered, but not repurchased, exceeds such limitation, such tendered Units will be accepted for repurchase by lot.

            C. In addition, in order to avoid certain possible adverse tax consequences, the General Partner may, in order to comply with the regulations or procedures under Section 469(k) of the Internal Revenue Code of 1986, as amended, relating to "publicly traded partnerships," (i) delay or defer the Effective Date of any repurchase and (ii) limit the total number of Units of any Partnership to be repurchased in any 12-month period to the maximum number provided in such regulations and procedures. In the event of such delay or deferral, the General Partner shall notify the Electing Unit Holder of the reasons therefor and shall provide the Electing Unit Holder with the option to withdraw his tender of Units for repurchase.

       IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the 4th day of August, 1993.

                                       Geodyne Properties, Inc.
                                       as General Partner


                                       By:  /s/ C. Philip Tholen
                                            ----------------------------
                                            C. Philip Tholen
                                            President



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





                                       Geodyne Institutional Depositary
                                       Company, as the Limited Partner



                                       By:  /s/ Dennis R. Neill
                                            ----------------------------
                                            Dennis R. Neill
                                            Senior Vice President



                                       Geodyne Properties, Inc., as
                                       Attorney-in-Fact for all Substituted
                                       Limited Partners



                                       By:  /s/ Drew S. Phillips
                                       --------------------------------
                                            Drew S. Phillips
                                            Vice President - Controller


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